Exhibit 99.1

Verisign Announces 3.25% Junior Subordinated Convertible Debentures Due 2037 to Pay Contingent Interest

RESTON, VA - Feb. 17, 2015 - VeriSign, Inc. (NASDAQ: VRSN), a global leader in domain names and Internet security, announced that the upside trigger on its 3.25% junior subordinated convertible debentures due 2037 (CUSIP Nos. 92343EAD4 and 92343EAC6) (the “Notes”) has been met for the six-month interest payment period from Feb. 15, 2015, to Aug. 14, 2015. As a result, contingent interest will be paid on the Notes for that six-month interest payment period. Contingent interest of approximately $5.5 million on the $1.25 billion outstanding principal amount of the Notes, or approximately $4.4275 per $1,000 principal amount of the Notes, will be paid on Aug. 15, 2015, to the holders of record as of Aug. 1, 2015.

About Verisign
Verisign, a global leader in domain names and Internet security, enables Internet navigation for many of the world’s most recognized domain names and provides protection for websites and enterprises around the world. Verisign ensures the security, stability and resiliency of key Internet infrastructure and services, including the .com and .net domains and two of the Internet’s root servers, as well as performs the root-zone maintainer functions for the core of the Internet’s Domain Name System (DNS). Verisign’s Network Intelligence and Availability services include intelligence-driven Distributed Denial of Service Protection, iDefense Security Intelligence and Managed DNS. To learn more about what it means to be Powered by Verisign, please visit VerisignInc.com.

VRSNF

Statements in this announcement other than historical data and information constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 as amended and Section 21E of the Securities Exchange Act of 1934 as amended. These statements involve risks and uncertainties that could cause our actual results to differ materially from those stated or implied by such forward-looking statements. The potential risks and uncertainties include, among others, the uncertainty of whether the Company will be able to pay the contingent interest when it becomes due and whether the aggregate amount of contingent interest payable or the outstanding principal amount of the Notes will change between the date of this announcement and the contingent interest payment date. More information about potential factors that could affect our business and financial results is included in our filings with the SEC, including in our Annual Report on Form 10-K for the year ended Dec. 31, 2014, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Verisign undertakes no obligation to update any of the forward-looking statements after the date of this announcement.

Contacts
Investor Relations: David Atchley, datchley@verisign.com, 703-948-4643
Media Relations: Deana Alvy, dalvy@verisign.com, 703-948-4179

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